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News Release
Truist reports fourth quarter 2024 results
Net income available to common shareholders of $1.2 billion, or $0.91 per share	Average deposits increased $5.7 billion while total deposit costs were down 19 basis points	Repurchased $500 million in common shares; Dividend and total payout ratios of 57% and 98%
4Q24 Key Financial Data	4Q24 and 2024 Performance Highlights(4)

(Dollars in billions, except per share data)	4Q24	3Q24	4Q23	FY2024	FY2023
Summary Income Statement
Net interest income - TE	$3.64	$3.66	$3.58	$14.30	$14.74
Noninterest income	1.47	1.48	1.36	(0.81)	5.50
Total revenue - TE	5.11	5.14	4.94	13.49	20.24
Noninterest expense	3.04	2.93	9.56	12.01	18.68
Net income (loss) from continuing operations	1.29	1.44	(5.19)	(0.05)	(1.50)
Net income from discontinued operations	(0.01)	0.00	0.10	4.89	0.46
Net income	1.28	1.44	(5.09)	4.84	(1.05)
Net income available to common shareholders	1.22	1.34	(5.17)	4.47	(1.45)
Adjusted net income available to common shareholders(1)	1.21	1.31	1.09	4.97	4.81
PPNR - unadjusted(1)(2)	2.08	2.21	(4.62)	1.48	1.56
PPNR - adjusted(1)(2)	2.16	2.31	2.22	8.81	8.87
Key Metrics
Diluted EPS	$0.91	$0.99	$(3.87)	$3.36	$(1.09)
Adjusted diluted EPS(1)	0.91	0.97	0.81	3.69	3.59
BVPS	43.90	44.46	39.31
TBVPS(1)	30.01	30.64	21.83
ROCE	8.4%	9.1%	(36.6)%	8.0%	(2.6)%
ROTCE(1)	12.9	13.8	15.0	13.3	18.9
Efficiency ratio - unadjusted(2)	60.0	57.5	NM	90.4	93.3
Efficiency ratio - adjusted(1)(2)	57.7	55.2	55.0	56.3	56.2
Fee income ratio - unadjusted(2)	29.0	29.2	27.9	NM	27.5
Fee income ratio - adjusted(1)(2)	28.8	28.9	27.6	29.0	27.2
NIM - TE(2)	3.07	3.12	2.95	3.03	2.98
NCO ratio	0.59	0.55	0.57	0.59	0.50
ALLL ratio	1.59	1.60	1.54
CET1 ratio(3)	11.5	11.6	10.1
Average Balances
Assets	$527	$519	$540	$526	$553
Securities	125	117	134	124	138
Loans and leases	305	305	314	307	322
Deposits	390	384	395	388	401
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Fourth Quarter 2024 Earnings Presentation.
(2)This metric is calculated based on continuing operations.
(3)Current quarter capital ratios are preliminary.
(4)Comparisons noted in this section summarize changes from fourth quarter of 2024 compared to third quarter of 2024 on a continuing operations basis, unless otherwise noted.
•Net income available to common shareholders was $1.2 billion, or $0.91 per diluted share
◦Full-year net income available to common shareholders was $4.5 billion, or $3.36 per diluted share. Adjusted net income available to common shareholders(1) was $5.0 billion, up 3.3% compared to 2023

•Total TE revenues were down 0.6%
◦TE net interest income decreased 0.4%; net interest margin was down five basis points
◦Noninterest income was down 0.9% due to lower investment banking and trading income, partially offset by higher other income

•Noninterest expense was up 3.7%. Adjusted noninterest expense(1) was up 4.0%, reflecting higher professional fees and outside processing expense and equipment expense, partially offset by lower personnel expense.

•Average loans and leases HFI were flat due to declines in the commercial and industrial and CRE portfolios, offset by growth in the indirect auto, residential mortgage, and other consumer portfolios.
◦End of period loans and leases HFI were $306.4 billion, up $3.3 billion, or 1.1%

•Average deposits increased 1.5% due to increases in interest checking, noninterest-bearing, and money market and savings deposits, partially offset by a decline in time deposits.
◦The average cost of total deposits was 1.89%, down 19 basis points, due to the impact of deposit repricing

•Asset quality remains relatively stable
◦Nonperforming loans to total loans were down one basis point due to a decrease in the commercial and industrial portfolio
◦Loans 90 days or more past due were up two basis points, or up one basis point excluding government guaranteed loans
◦ALLL ratio decreased one basis point
◦Net charge-off ratio of 59 basis points, up four basis points driven by higher net charge-offs in the commercial and industrial and indirect auto portfolios, partially offset by lower net charge-offs in the CRE portfolio

•Capital levels remain strong
◦Repurchased $500 million in common shares, resulting in a dividend and total payout ratio of 57% and 98%, respectively
◦Returned $3.8 billion of capital to common shareholders through our dividend and share repurchases for the full-year 2024
◦Redeemed $750 million of series L preferred shares
◦CET1 ratio(3) was 11.5%

CEO Commentary
“2024 was an important year for Truist. We added new clients and deepened existing relationships, invested in our core banking business, made enhancements to our technology and risk infrastructure, and maintained our credit and expense discipline. We executed on several important strategic initiatives, including the sale of Truist Insurance Holdings and the repositioning of our balance sheet. These actions increased our capital and further enhanced our ability to support the growth needs of clients, while also returning capital to shareholders.

Going into 2025, we have strong momentum and look forward to growing with our clients in some of the best markets in the country. At our foundation is our purpose to inspire and build better lives and communities. Our dedication to our purpose, along with a clear strategy, deep expertise, seamless teamwork, and client focus positions us to drive our performance and increased profitability in 2025 and beyond.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	770.352.5347 | investors@truist.com
Media:	Shelley Miller	704.692.1518 | media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	4Q24	3Q24	4Q23	Link		Like
Interest income(1)	$6,230	$6,407	$6,324	$(177)	(2.8)%	$(94)	(1.5)%
Interest expense	2,589	2,750	2,747	(161)	(5.9)	(158)	(5.8)
Net interest income(1)	$3,641	$3,657	$3,577	$(16)	(0.4)	$64	1.8

Net interest margin(1)	3.07%	3.12%	2.95%	(5) bps		12 bps

Average Balances(2)
Total earning assets	$472,639	$466,137	$481,538	$6,502	1.4%	$(8,899)	(1.8)%
Total interest-bearing liabilities	341,213	334,363	346,554	6,850	2.0	(5,341)	(1.5)

Yields / Rates(1)
Total earning assets	5.25%	5.47%	5.22%	(22) bps		3 bps
Total interest-bearing liabilities	3.02	3.27	3.15	(25) bps		(13) bps
(1)Amounts are on a taxable-equivalent basis utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents daily average balances. Unrealized gains and losses on available-for-sale securities are included in nonearning assets. Active hedge basis adjustments for fair value hedges are included in nonearning assets and other liabilities. In the third quarter of 2024, Truist revised its presentation of active hedge basis adjustments for fair value hedges on securities to be included in nonearning assets for all periods presented.

Taxable-equivalent net interest income for the fourth quarter of 2024 was down $16 million, or 0.4%, compared to the third quarter of 2024. Net interest margin was 3.07%, down five basis points.

•Average earning assets increased $6.5 billion, or 1.4%, primarily due to an increase in average securities of $7.7 billion, or 6.6%, partially offset by a decline in other earnings assets of $1.2 billion, or 3.2%.
•The yield on the average total loan portfolio was 6.12%, down 29 basis points due to the impact of variable rate loans repricing. The yield on the average securities portfolio was 3.19%, up 22 basis points primarily due to reinvesting cash flows into higher yielding securities.
•Average deposits increased $5.7 billion, or 1.5%, average short-term borrowings increased $4.2 billion, or 20%, and average long-term debt decreased $1.2 billion, or 3.4%.
•The average cost of total deposits was 1.89%, down 19 basis points, due to the impact of deposit repricing. The average cost of short-term borrowings was 4.81%, down 60 basis points. The average cost of long-term debt was 5.06%, down seven basis points.

Taxable-equivalent net interest income for the fourth quarter of 2024 was up $64 million, or 1.8%, compared to the fourth quarter of 2023 primarily due to the balance sheet repositioning in the second quarter of 2024. Net interest margin was 3.07%, up 12 basis points.

•Average earning assets decreased $8.9 billion, or 1.8%, primarily due to a decline in average total loans of $9.2 billion, or 2.9%, and a decrease in average securities of $9.2 billion, or 6.9%, partially offset by growth in other earning assets of $8.7 billion, or 30%. The decrease in average securities and increase in average other earning assets primarily reflects the balance sheet repositioning.
•The yield on the average total loan portfolio was 6.12%, down 24 basis points. The yield on the average securities portfolio was 3.19%, up 80 basis points, reflecting the balance sheet repositioning and reinvesting cash flows into higher yielding securities.
•Average deposits decreased $5.3 billion, or 1.3%, average short-term borrowings were flat, and average long-term debt decreased $6.7 billion, or 16%.
•The average cost of total deposits was 1.89%, down three basis points. The average cost of short-term borrowings was 4.81%, down 81 basis points. The average cost of long-term debt was 5.06%, up 39 basis points.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	4Q24	3Q24	4Q23	Link		Like
Wealth management income	$345	$350	$346	$(5)	(1.4)%	$(1)	(0.3)%
Investment banking and trading income	262	332	165	(70)	(21.1)	97	58.8
Card and payment related fees	231	222	232	9	4.1	(1)	(0.4)
Service charges on deposits	237	221	229	16	7.2	8	3.5
Mortgage banking income	117	106	94	11	10.4	23	24.5
Lending related fees	93	88	153	5	5.7	(60)	(39.2)
Operating lease income	47	49	60	(2)	(4.1)	(13)	(21.7)
Securities gains (losses)	(1)	—	—	(1)	NM	(1)	NM
Other income	139	115	84	24	20.9	55	65.5
Total noninterest income	$1,470	$1,483	$1,363	$(13)	(0.9)	$107	7.9

Noninterest income was down slightly compared to the third quarter of 2024 as lower investment banking and trading income was partially offset by higher other income.

•Investment banking and trading income decreased due to lower bond and equity originations as well as lower merger and acquisition advisory fees, partially offset by higher loan syndication fees.
•Other income increased due to higher income from certain solar equity investments and other investments, partially offset by lower income from investments held for certain post-retirement benefits (which is primarily offset by lower personnel expense) and a valuation decrease for derivatives related to Visa shares.

Noninterest income was up $107 million, or 7.9%, compared to the fourth quarter of 2023 primarily due to higher investment banking and trading income and other income, partially offset by lower lending related fees.

•Investment banking and trading income increased due to higher structured real estate income, loan syndications fees, and trading income.
•Other income increased due to higher income from certain solar equity investments and other investments, partially offset by lower income from investments held for certain post-retirement benefits (which is primarily offset by lower personnel expense).
•Lending related fees decreased due to lower leasing-related gains.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	4Q24	3Q24	4Q23	Link		Like
Personnel expense	$1,587	$1,628	$1,474	$(41)	(2.5)%	$113	7.7%
Professional fees and outside processing	415	336	305	79	23.5	110	36.1
Software expense	232	222	223	10	4.5	9	4.0
Net occupancy expense	179	157	159	22	14.0	20	12.6
Equipment expense	112	84	103	28	33.3	9	8.7
Amortization of intangibles	84	84	98	—	—	(14)	(14.3)
Marketing and customer development	74	75	53	(1)	(1.3)	21	39.6
Operating lease depreciation	36	34	42	2	5.9	(6)	(14.3)
Regulatory costs	56	51	599	5	9.8	(543)	(90.7)
Restructuring charges	11	25	155	(14)	(56.0)	(144)	(92.9)
Goodwill impairment	—	—	6,078	—	—	(6,078)	(100.0)
Other expense	249	231	268	18	7.8	(19)	(7.1)
Total noninterest expense	$3,035	$2,927	$9,557	$108	3.7	$(6,522)	(68.2)

Noninterest expense was up $108 million, or 3.7%, compared to the third quarter of 2024 due to higher professional fees and outside processing expense and equipment expense, partially offset by lower personnel expense. Additionally, Truist recognized a reduction to the FDIC special assessment (regulatory costs) of $8 million in the fourth quarter of 2024, compared to a reduction of $16 million in the third quarter of 2024. Restructuring charges for both quarters include severance charges as well as costs associated with facilities optimization initiatives. Adjusted noninterest expense, which excludes the FDIC special assessment, restructuring charges, and the amortization of intangibles, increased $114 million, or 4.0%, compared to the prior quarter.

•Professional fees and outside processing expense increased due to higher investments in technology and risk infrastructure.
•Equipment expense increased primarily due to a higher volume of laptops purchases and other technology equipment.
•Personnel expense decreased primarily due to lower incentives and lower other post-retirement benefit expense (which is almost entirely offset by lower other income).

Noninterest expense was down $6.5 billion compared to the fourth quarter of 2023 due to the goodwill impairment of $6.1 billion in the fourth quarter of 2023, a decrease in regulatory costs primarily associated with the FDIC special assessment (reduction of $8 million in the fourth quarter of 2024 compared to cost of $507 million in the fourth quarter of 2023), and lower restructuring charges, partially offset by higher personnel expense and higher professional fees and outside processing expense. Restructuring charges decreased $144 million driven by lower severance charges and lower costs associated with facilities optimization initiatives. Adjusted noninterest expense, which excludes goodwill impairment, the FDIC special assessment adjustment, restructuring charges, and the amortization of intangibles, increased $229 million, or 8.4%, compared to the earlier quarter.

•Personnel expense increased due to higher incentives, partially offset by lower headcount and lower other post-retirement benefit expense (which is almost entirely offset by lower other income).
•Professional fees and outside processing expense increased due to higher investments in technology and risk infrastructure.
•Regulatory costs, excluding the aforementioned FDIC special assessment, decreased due to a decrease in the FDIC’s deposit insurance assessment rate.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	4Q24	3Q24	4Q23	Link		Like
Provision (benefit) for income taxes	$265	$271	$(56)	$(6)	(2.2)%	$321	NM
Effective tax rate	17.1%	15.8%	1.1%	130 bps		NM

The higher effective tax rate for the fourth quarter of 2024 compared to the third quarter of 2024 is due to higher full year pre-tax earnings.

The effective tax rate for the fourth quarter of 2023 reflects a pre-tax loss, which includes a non-deductible goodwill impairment, partially offset by a discrete tax benefit in the fourth quarter of 2023.

Average Loans and Leases
(Dollars in millions)	4Q24	3Q24	Change	% Change
Commercial:
Commercial and industrial	$153,209	$154,102	$(893)	(0.6)%
CRE	20,504	21,481	(977)	(4.5)
Commercial construction	8,261	7,870	391	5.0
Total commercial	181,974	183,453	(1,479)	(0.8)
Consumer:
Residential mortgage	54,390	53,999	391	0.7
Home equity	9,675	9,703	(28)	(0.3)
Indirect auto	22,790	22,121	669	3.0
Other consumer	29,355	29,015	340	1.2
Total consumer	116,210	114,838	1,372	1.2
Credit card	4,926	4,874	52	1.1
Total loans and leases held for investment	$303,110	$303,165	$(55)	—

Average loans and leases HFI were flat compared to the prior quarter.

•Average commercial loans decreased 0.8% due to declines in the commercial and industrial and CRE portfolios.
•Average consumer loans increased 1.2% due to growth in the indirect auto, residential mortgage, and other consumer portfolios.

End of period loans and leases HFI were $306.4 billion, up $3.3 billion, or 1.1%, primarily due to increases in the residential mortgage, commercial and industrial, and indirect auto portfolios.

Average Deposits
(Dollars in millions)	4Q24	3Q24	Change	% Change
Noninterest-bearing deposits	$107,968	$106,080	$1,888	1.8%
Interest checking	107,075	103,899	3,176	3.1
Money market and savings	138,242	136,639	1,603	1.2
Time deposits	36,757	37,726	(969)	(2.6)
Total deposits	$390,042	$384,344	$5,698	1.5

Average deposits for the fourth quarter of 2024 were $390.0 billion, an increase of $5.7 billion, or 1.5%, compared to the prior quarter.

Average noninterest-bearing deposits increased 1.8% compared to the prior quarter and represented 27.7% of total deposits for the fourth quarter of 2024 compared to 27.6% for the third quarter of 2024. Average interest checking increased 3.1%. Average money market and savings accounts increased 1.2%. Average time deposits decreased 2.6%.

Capital Ratios
	4Q24	3Q24	2Q24	1Q24	4Q23
Risk-based:	(preliminary)
CET1	11.5%	11.6%	11.6%	10.1%	10.1%
Tier 1	12.9	13.2	13.2	11.7	11.6
Total	14.9	15.3	15.4	13.9	13.7
Leverage	10.5	10.8	10.5	9.5	9.3
Supplementary leverage	8.8	9.1	8.9	8.0	7.9

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist’s CET1 ratio was 11.5% as of December 31, 2024, down 10 basis points compared to September 30, 2024 as capital returned to shareholders and an increase in risk-weighted assets were partially offset by current quarter earnings.

Truist declared common dividends of $0.52 per share during the fourth quarter of 2024 and repurchased $500 million of common stock. The dividend and total payout ratios for the fourth quarter of 2024 were 57% and 98%, respectively.

Truist’s average consolidated LCR was 109% for the three months ended December 31, 2024, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	4Q24	3Q24	2Q24	1Q24	4Q23
Total nonperforming assets	$1,477	$1,528	$1,476	$1,476	$1,488
Total loans 90 days past due and still accruing	587	518	489	538	534
Total loans 30-89 days past due and still accruing	1,949	1,769	1,791	1,716	1,971
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.47%	0.48%	0.46%	0.45%	0.44%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.64	0.58	0.59	0.56	0.63
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.19	0.17	0.16	0.18	0.17
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.05	0.04	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.59	1.60	1.57	1.56	1.54
Ratio of allowance for loan and lease losses to net charge-offs	2.7x	2.9x	2.7x	2.4x	2.7x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.4x	3.3x	3.4x	3.4x	3.5x
Applicable ratios are annualized.

Nonperforming assets totaled $1.5 billion at December 31, 2024, down $51 million compared to September 30, 2024, due to a decrease in the commercial and industrial portfolio. Nonperforming loans and leases held for investment were 0.47% of loans and leases held for investment at December 31, 2024, down one basis point compared to September 30, 2024.

Loans 90 days or more past due and still accruing totaled $587 million at December 31, 2024, up two basis points as a percentage of loans and leases compared with the prior quarter due primarily to an increase in the government guaranteed residential mortgage portfolio. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05% at December 31, 2024, up one basis point from September 30, 2024 due to an increase in the commercial and industrial and non-government guaranteed residential mortgage portfolios.

Loans 30-89 days past due and still accruing totaled $1.9 billion at December 31, 2024, up $180 million, or six basis points, as a percentage of loans and leases, compared to the prior quarter primarily due to an increase in the commercial and industrial, CRE, residential mortgage, and indirect auto portfolios.

The allowance for credit losses was $5.2 billion at December 31, 2024 and includes $4.9 billion for the allowance for loan and lease losses and $304 million for the reserve for unfunded commitments. The ALLL ratio was 1.59%, down one basis point compared with September 30, 2024. The ALLL covered nonperforming loans and leases held for investment 3.4X, compared to 3.3x at September 30, 2024. At December 31, 2024, the ALLL was 2.7X annualized net charge-offs, compared to 2.9X at September 30, 2024.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	4Q24	3Q24	4Q23	Link		Like
Provision for credit losses	$471	$448	$572	$23	5.1%	$(101)	(17.7)%
Net charge-offs	453	418	453	35	8.4	—	—
Net charge-offs as a percentage of average loans and leases	0.59%	0.55%	0.57%	4 bps		2 bps
Applicable ratios are annualized.

The provision for credit losses was $471 million for the fourth quarter of 2024 compared to $448 million for the third quarter of 2024.

•The increase in the current quarter provision expense primarily reflects an allowance build.
•The net charge-off ratio for the current quarter was up compared to the third quarter of 2024 primarily driven by higher net charges-offs in the commercial and industrial portfolio and seasonally higher indirect auto portfolio net charges-offs, partially offset by lower net charge-offs in the CRE portfolio.

The provision for credit losses was $471 million for the fourth quarter of 2024 compared to $572 million for the fourth quarter of 2023.

•The decrease in the current quarter provision expense primarily reflects a lower allowance build.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live fourth quarter 2024 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/xOqjwYK80mY

Dial-in: 1-877-883-0383, passcode 7041380

Additional details: The news release and presentation materials will be available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Fourth Quarter 2024 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. As a leading U.S. commercial bank, Truist has leading market share in many of the high-growth markets across the country. Truist offers a wide range of products and services through our wholesale and consumer businesses, including consumer and small business banking, commercial banking, corporate and investment banking, wealth management, payments, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top-10 commercial bank with total assets of $531 billion as of December 31, 2024. Truist Bank, Member FDIC. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
FDIC	Federal Deposit Insurance Corporation
GAAP	Accounting principles generally accepted in the United States of America
HFI	Held for investment
LCR	Liquidity Coverage Ratio
Like	Compared to fourth quarter of 2023
Link	Compared to third quarter of 2024
NCO	Net charge-offs
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TBVPS	Tangible book value per common share
TE	Taxable-equivalent
TIH	Truist Insurance Holdings

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted net income available to common shareholders and adjusted diluted EPS - Adjusted net income available to common shareholders and adjusted diluted earnings per share are non-GAAP in that these measures exclude selected items, net of tax. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Adjusted efficiency ratio, adjusted fee income ratio, and related measures - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains and losses, amortization of intangible assets, restructuring charges, and other selected items. Adjusted revenue and adjusted noninterest expense are related measures used to calculate the adjusted efficiency ratio. Additionally, the adjusted fee income ratio is non-GAAP in that it excludes securities gains and losses and other selected items, and is calculated using adjusted revenue and adjusted noninterest income. Adjusted revenue and adjusted noninterest income exclude securities gains and losses and other selected items. Adjusted noninterest expense excludes amortization of intangible assets, restructuring charges, and other selected items. Truist’s management calculated these measures based on the Company’s continuing operations. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), restructuring charges, amortization of intangible assets, and other selected items. Truist’s management calculated these measures based on the Company’s continuing operations. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization and impairment charges. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Fourth Quarter 2024 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This news release, including any information incorporated by reference herein, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward- looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•evolving political, business, economic, and market conditions at local, regional, national, and international levels;
•monetary, fiscal, and trade laws or policies, including tariffs, as a result of actions by governmental agencies, central banks, or supranational authorities;
•the legal, regulatory, and supervisory environment, including changes in financial-services legislation, regulation, policies, or government officials or other personnel;
•our ability to address heightened scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial-services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings to which we are or may be subject (either directly or indirectly through our ownership interests in joint ventures or other legal entities) and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•evolving accounting standards and policies;
•the adequacy of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting, to make appropriate estimates, or to effectively mitigate or manage operational risk;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;
•changes in any of our credit ratings;
•our ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•negative market perceptions of our investment portfolio or its value;
•adverse publicity or other reputational harm to us, our service providers, or our senior officers;
•business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•our ability to execute on strategic and operational plans, including accelerating growth, improving profitability, and returning capital to shareholders;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures, including the ability to perform our obligations under the transition services arrangements supporting TIH in a cost-effective and efficient manner;
•our ability to develop, maintain, and market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;
•our ability to innovate, to anticipate the needs of current or future clients, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;
•our ability to effectively deal with economic, business, or market slowdowns or disruptions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•our ability to keep pace with changes in technology that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•the performance and availability of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;
•our ability to detect, prevent, mitigate, and otherwise manage the risk of fraud or misconduct by internal or external parties; our ability to manage and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics;
•widespread outages of operational, communication, and other systems;
•our ability to maintain appropriate corporate responsibility practices, oversight, and disclosures;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation; and
•other assumptions, risks, or uncertainties described in the Risk Factors (Item 1A), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), or the Notes to the Consolidated Financial Statements (Item 8) in our Annual Report on Form 10-K or described in any of the Company’s subsequent quarterly or current reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.